Exhibit 1
JOINT FILING AGREEMENT
     The undersigned hereby agree that this Amendment No. 3 to the Statement on Schedule 13D, dated January 6, 2006 (the “Schedule 13D”), with respect to the Common Stock, par value $.01 per share, of Interactive Data Corporation is, and any additional amendments executed by us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and each such additional amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any additional amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 6th day of January, 2006.

Pearson PLC
By:	/s/ Philip Hoffman
	Name:	Philip Hoffman
	Title:	Secretary

Pearson Overseas Holding Ltd.
By:	/s/ Stephen A. Jones
	Name:	Stephen A. Jones
	Title:	Secretary

Pearson Netherlands B.V.
By:	/s/ Jan Francis van der Drift
	Name:	Jan Francis van der Drift
	Title:	Director

Pearson Inc.
By:	/s/ Thomas Wharton
	Name:	Thomas Wharton
	Title:	Vice President

Pearson Longman, Inc.
By:	/s/ Thomas Wharton
	Name:	Thomas Wharton
	Title:	Vice President

Pearson DBC Holdings Inc.
By:	/s/ Thomas Wharton
	Name:	Thomas Wharton
	Title:	Vice President